EXHIBIT 99.1

Polo Ralph Lauren Board Authorizes

New $250 Million Stock Repurchase Program

NEW YORK--(BUSINESS WIRE)--Aug. 10, 2007--Polo Ralph Lauren Corporation (NYSE: RL) announced today that the Company's Board of Directors has authorized a new $250 million stock repurchase program.

The program permits the Company to repurchase $250 million of its shares of Class A Common Stock, subject to market conditions. As part of a previously authorized stock repurchase program, the Company is also currently permitted to purchase approximately an additional $198 million of its shares of Class A Common Stock, subject to market conditions.

Shares acquired under the repurchase program will be held in treasury for future use.

Polo Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 40 years, Polo’s reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company’s brand names, which include Polo by Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren, Black Label, Blue Label, Lauren by

Ralph Lauren, RRL, RLX, Rugby, RL Childrenswear, Chaps and Club Monaco, constitute one of the world’s most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.

This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" concerning current expectations about the Company's future results and condition, including revenues, store openings, gross margins, expenses and earnings. Actual results might differ materially from those projected in the forward-looking statements. Among the factors that could cause actual results to materially differ include, among others, changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors, changes in the economy and other events leading to a reduction in discretionary consumer spending; risks associated with the Company's dependence on sales to a limited number of large department store customers, including risks related to extending credit to customers; risks associated with the Company's dependence on its licensing partners for a substantial portion of its net income and risks associated with a lack of operational and financial control over licensed businesses; risks associated with changes in social, political, economic and other conditions affecting foreign operations or sourcing (including foreign exchange fluctuations) and the possible adverse impact of changes in import restrictions; risks associated with uncertainty relating to the Company's ability to implement its growth strategies or its ability to successfully integrate acquired businesses; risks arising out of litigation or trademark conflicts, and other risk factors identified in the Company's Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

PRL Investor Relations:

James Hurley, 212-813-7862

james.hurley@poloralphlauren.com

PRL Corporate:

Wendy Smith, 212-583-2262

wendy.smith@poloralphlauren.com

SOURCE: Polo Ralph Lauren Corporation